Exhibit 21.1

FiscalNote Holdings, Inc. Subsidiaries

Subsidiaries	Jurisdiction of Organization
VoterVoice, L.L.C.	Louisiana
FiscalNote Intermediate Holdco, Inc.	Delaware
CQ-Roll Call, Inc.	Delaware
Capitol Advantage LLC	Virginia
FiscalNote Holdings II, Inc.	Delaware
FiscalNote, Inc.	Delaware
Sandhill Strategy, LLC	District of Columbia
FactSquared, LLC	Delaware
Fireside 21, LLC	Delaware
The Oxford Analytica International Group, LLC	Delaware
Oxford Analytica Inc.	New York
Oxford Analytica Europe SAS	France
Oxford Analytica Ltd.	United Kingdom
TimeBase Pty. Ltd.	Australia
FiscalNote Europe Ltd.	Ireland
Shungham Information SPRL	Belgium
DataHunt, Co., Ltd.	South Korea
FiscalNote India Private Limited	India
FiscalNote Asia Limited	Hong Kong
FiscalNote Boards LLC	Texas
Predata, Inc.	Delaware
Equilibrium World Pte., Ltd.	Singapore
The Orange Polar Bear Co. Ltd.	Taiwan
Curate Solutions, Inc.	Delaware
Forge.AI, Inc.	Delaware
Frontier Strategy Group LLC	Delaware
Frontier Strategy UK Limited	United Kingdom
Frontier Strategy Group Asia Pacific Pte. Ltd.	Singapore
Aicel Technologies, Inc.	South Korea